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                                                                     EXHIBIT 5.1


August 11, 1999

SDL, Inc.
80 Rose Orchard Way
San Jose, California 95134-1365


Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-8 to be filed by SDL, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on August 11, 1999 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 2,028,594 shares of the Company's Common Stock, $0.001 par value (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1995 Stock Option Plan and 1995 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

            It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.



                                    Very truly yours,

                                    /s/ Morrison & Foerster LLP
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                                    Morrison & Foerster LLP